                                  FORM S-8

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ------------------------------


                        Antares Resources Corporation
----------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)


           New York                                   13-1950459
-------------------------                       ----------------------
(State or other jurisdiction of                 (I.R.S. Employer Identifi-
 incorporation or organization)                     cation Number)


      599 Lexington Ave., 18th Floor, New York,  New York 10022
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          (Address of Principal Executive Offices)  (Zip Code)

                          Advisor Compensation Plan
                            Stock Compensation Plan
____________________________________________________________________________
                           (Full Title of the Plan)

                             Iwona J. Alami, Esq.
      30251 Golden Lantern, Suite E, Laguna Niguel, California 92677
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                    (Name and address of agent for service)

                                (714) 495-8163
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       (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE
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
 Title of                                              Proposed
	securities                       Proposed             maximum
 to be         Amount to be   maximum offering   	aggregate offering       Amount of
	registered      registered     price per share	         price          registration fee
---------------------------------------------------------------------------------------

Common Stock    	$1,120,000(1)     $1.375          	$1,540,000(1)            $531(2)

---------------------------------------------------------------------------------------


(1)  Includes up to 500,000 shares issuable under the Stock Compensation
Plan and reoffers of such shares; includes 300,000 shares and 200,000 shares issuable under two separate consulting agreements and 120,000 shares issuable for services rendered.
(2) The registration fee is based upon the average of the closing bid and ask prices of the common stock ($1.25 and $1.50, respectively) as reflected on NASDAQ on February 11, 1997. See Rule 457(c).


                                 PROSPECTUS



                        Antares Resources Corporation


                   Up to 1,120,000 Shares of Common Stock

                    Reoffered by Means of this Prospectus



The identity of other selling shareholders will be disclosed as such become known in a supplemental prospectus. Selling shareholders will offer their shares through the over the counter market, or on NASDAQ or a national securities exchange if the common stock is then listed on such exchange. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. In addition, since as of the date of the Prospectus, the Company did not satisfy the registrant requirements for use of Form S-3, selling shareholders, even though not controlling persons, are bound by the volume limitations of Rule 144.

The distribution of the Shares by the selling shareholders may be effected from time to time by underwriters who may be selected by the selling stockholders and one or more other broker-dealers in one or more transactions. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                           AVAILABLE INFORMATION

Antares Resources Corporation (the "Company") is subject to the informa-tional requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission").
 Copies of the Company's annual report on Form 10-K for the year ended September 30, 1996 and its quarterly report on Form 10-Q for the quarter ended June 30, 1996, together with all subsequent filed reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours.

                           SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of common stock owned by each person of the Company who may sell common stock pursuant to this Prospectus and all persons selling common stock pursuant to this Prospectus as of February 11, 1997. There were a total of approximately 36,000,000 shares outstanding as of February 11, 1997. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

                                   Number
Name and Address                  of Shares
	of Beneficial Owner                Offered              Percent
------------------------------------------------------------------
Bridgewater Capital Corporation    300,000	                  *
4765 MacArthur Court, Suite 1470
Newport Beach, CA 92660

Iwona J. Alami
30251 Golden Lantern, Suite E	      120,000
Laguna Niguel, CA 92677                                     *

Continental Capital
& Equity Corporation               200,000
2301 Maitland Center Parkway
Suite 100
Maitland, FL  32751



In connection with advisory corporate and financial consulting services, Bridgewater Capital Corporation was issued 300,000 shares of the Company's common stock. In connection rendering of legal services, Iwona J. Alami was issued 120,00 shares of the Company's common stock. In connection with financial public relations services, Continental Capital & Equity Corporation was issued 200,000 shares of the Company's common stock. The services rendered by the above named advisors were not in connection with the offer or sale of securities in a capital-raising transaction.

The shares described above have been issued under individualized "employee benefit plans" within the definition proscribed in Rule 405 promulgated under the Securities Act of 1933, as amended. The services rendered by the above-named advisors were not in connection with the offer or sale of securities in a capital raising transaction.

                   INFORMATION WITH RESPECT TO THE COMPANY

This Prospectus is accompanied by the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and its quarterly report on Form 10-Q for the quarter ended June 30, 1996 or the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 599 Lexington Ave., 18th Floor, New York, New York 80030, and its telephone number is (212) 308-8877.

                                   PART II


Item 3.  Incorporation of Documents by Reference.
         ----------------------------------------

The Registrant incorporates the following documents by reference in the registration statement:

(a) The Company's Annual Report on Form 10-K filed for the year ended September 30, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

(b) A description of securities is incorporated by reference from the Registrant's Registration Statement under the 1934 Act, File No. 0-3926.

All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

Iwona J. Alami, a legal counsel to the Company is a holder of 120,000 shares of the Company's common stock to be issued under this Registration Statement
 .

Item 6.  Indemnification of Officers and Directors
         -----------------------------------------

The Company's Bylaws and the New York Corporation Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

The Shares were issued for advisory and legal services rendered pursuant to the resolutions of the Company dated January 5, 1997. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8.  Exhibits
         --------


4.  Instruments defining the rights of security holders.

4(1) Agreement with Bridgewater Capital Corporation. Page __ in manually signed original.
4(2) Agreement with Continental Capital & Equity Corporation, as amended. Page __ in manually signed original.

5. Opinion of Iwona J. Alami, consent included. Page __ in manually signed original.

23.  Consent of Accountants.  Page __ in manually signed original.

Item 9.  Undertakings
         ------------

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, on February __, 1997.


                                  Antares Resources Corporation



                                  By:/s/ Scott G. Schiller
                                  Scott G. Schiller
                                  President

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on February__, 1997.





/s/ Victoria Lam                  Chairperson of the Board
   Victoria Lam                   and Director



/s/ June Lin                      Director
   June Lin

/s/ Flemming With-Seidelin        Director
    Flemming With-Seidelin

                                EXHIBIT (5)

                        Opinion of Iwona J. Alami

                               Law Offices Of
                               IWONA J. ALAMI
                        30251 Golden Lantern, Suite E
                      Laguna Niguel, California  92677
                               (714) 495-8163
                            FAX: (714) 495-8163

                             February 13, 1997

Securities and Exchange Commission
450 Fifth Street, N.W., Judiciary Plaza
Washington, DC  20549

Re:  ANTARES RESOURCES CORPORATION

Ladies and Gentlemen:

This office represents ANTARES RESOURCES CORPORATION, a New York corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the issuance and sale of 1,120,000 shares of the Registrant's Common Stock issuable to for Stock Compensation Plan and performance of certain management and legal services (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Iwona J. Alami, Esq.

                                Exhibit 23(2)

             Consent of Horton & Company, independent auditors.

             To be filed by amendment.

                                    II-5

II-5





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